Exhibit 10.2

Contract Serial No.CMGD-FS-200802741

Cooperation Agreement of Foshan “New School Smartcard System” Operation

Party A: China Mobile Communications Corporation (Guangdong) Co., Ltd Foshan Branch
Party B: Wanzhi Electronic Technology (Foshan) Co., Ltd

Note:
Party A:
China Mobile Communications Corporation (Guangdong) Co., Ltd is a company approved by the State Council Information industry authority for providing the public of Guangdong Province with mobile network telephone service (including voice, data, multimedia). China Mobile Communications Corporation (Guangdong) Co., Ltd Foshan Branch (called “party A” hereafter) is a subsidiary of China Mobile Communications Corporation (Guangdong) Co., Ltd, which is allowed to undertake foresaid operations in the extent of Foshan.

Party B:
Foshan Wanzhi Electronic Technology (Foshan) Co., Ltd, with registered capital of RMB 10 million Yuan, is a wholly-owned subsidiary of the listed company Axiom III, INC of US OTCBB, the company was established 2 years ago, obtained 10 years of investment and operation right for the education card of Nanhai District and Chancheng District of Foshan City, and acquired the entire assets of the “all purpose card” of Foshan City, Guangdong Province and the concerned card issuing right and operation right.

The “New School Communication System” operation:
This is a communication platform that integrating the resources and advantages of both party A and B and provided to parents, students and schools through party A’s mobile communication technology and internet technology, so as to realize student status management, student attendance management, school academic management, school intelligent card management, etc.

The cooperation agreement is hereby entered into by and binding on both parties through friendly negotiation and based on the principles of complementary advantages, mutual benefits, fair cooperation and dynamic adjustability, so as to define each matter occurred during the development of the “New School Communication System”.

I. Content of cooperation

(1) Rights and responsibilities of operation: the “New School Communication System” operation shall be owned by party A; within the extent of cooperation, party A shall be responsible for brand construction, operation platform planning, system construction, while party B shall be responsible for operation management, terminal equipment, customer service, etc.

(2) Cut of operation: based on current rights and responsibilities of both parties, party A and B shall allocate according to actual operation income, the maximum allocation proportion shall be 5:5 (party A: party B).

(3) Content of operation: in order to better promote and operate the “New School Communication System” operation, the details of operation content of both parties shall include:

1. Party A shall be mainly responsible for the brand construction, operation platform planning and system construction of the “New School Communication System”:

①Brand construction: brand planning, media promotion, marketing planning, subject activity, public relationship, promotional activities, etc.

②Operation platform planning: overall planning, operation development planning, operation resource arrangement, customer ordering data base management, product training and operation analysis, etc.

③System construction: product development and function optimization, system development and integration maintenance, construction and maintenance of customer interface and back-stage management platform, network commissioning and support, charging and charging verification, etc.

2. Party B shall be mainly responsible for the operation management, terminal equipment, customer service and operation auxiliary system of “New School Communication System”

①Operation management: information operation (maintenance and updating of valuable information and value-adding information), marketing and promotion (school public relationship, channel exploration, product promotion), operation support (system commissioning, system and equipment maintenance and updating)

②Terminal equipment: input and maintenance of intelligent card, card terminal, voice phone and the related back-stage equipment, replacement of physical card, etc.

③Customer service: equipment installation, fault treatment, customer maintenance, hotline service, comprehensive technical support, etc.

④Operation auxiliary system: maintenance and reform of party B’s own platform system that is same or similar with the “New School Communication System” before the contract is signed.

(4). Operation rule:

①Operation cooperation: the operation of “New School Communication System” shall be developed through negotiation between both party A and B.

②Protection of the existing market: to prevent the existing market from being affected by development of new operation, while party B signs contract with the school, it must guarantee that party A’s current existing users before Jan 1, 2009 shall not be affected (determined by the list of payment provided by party A).

Based on the principles of complementary advantages, mutual benefits, fair cooperation and dynamic adjustability, both parties agree that adjustment shall be made on the concerned articles every three years, and agree that the concerned negotiation shall begin three months before the contract expires.

II. Party A’s rights and obligations

1.	The “New School Communication System” is party A’s own operation, party A is entitled to the final management right and interpretation right.
2.
Party A shall be responsible for charging the “New School Communication System” users information service fee through cell phone fee deduction, and then pay party B channel compensation or operation cut based on cooperation model and evaluation results.

3.
During the period of contract, the related data of “New School Communication System” operation platform (including cell phone number, parent and customer customization data, etc) shall be owned by party A.

4.
The related software intelligent property right and the concerned patent rights of the “New School Communication System” shall be owned by party A, who may grand, during contract period, party B to use it within the extent of Foshan free of charge.

5.	Regarding brand construction, operation platform planning and system construction part of “New School Communication System”, party A shall have the following rights and obligations:
   5.1 With respect to brand construction of “New School Communication System”, which mainly includes brand planning, media promotion, marketing planning (exploration), subject activities, public relationship activities (town level and above), promotional activities ,etc, party A is entitled to require party B to develop joint promotion.

   (1) Brand planning: the brand name, image and promotional mark, and its physical equipment and card mark of “New School Communication System” shall reflect party A’s enterprise image, content and the concerned recognition system, as well as meet the overall positioning of the operation.

   (2) Media promotion: party A shall mainly emphasize on media coverage, online promotion, large promotion and the like online promotion, party A is entitled to require party B to implement promotional activities, public relation and maintenance of customers, activity enforcement and the like line promotion.

   (3) Marketing planning: marketing policy and media promotion of “New School Communication System”, party A may discuss with party B on related treatment based on actual enforcement of policy in current stage.

   (4) Subject activities: party A shall be responsible for the planning and implementation of subject activities of “New School Communication System”, and require party B to coordinate based on actual circumstances.

   (5) Public relation activities: public relation activities with education authority and schools shall be implemented by party B, while party A shall provide assistance in marketing policy, media promotion, etc.

   (6) Promotional activities: planning and implementation of promotional activities shall be jointly planned and implemented by both party A and B.

   5.2 Regarding operation platform planning of “New School Communication System”, including overall planning, operation development planning, operation resource arrangement, customer ordering data base management, product training and operation analysis, etc, party A may authorize party B in detailed development works.

   (1) The operation platform of “New School Communication System” shall be completely invested and constructed by party A, and the platform shall be owned by party A, who is entitled to make overall arrangement based on change of market and policy.

   (2) Based on change of market exploration needs and operation management needs, party B or customer propose their needs in product function optimization, system upgrading and secondary development, after professional evaluation and feasibility analysis by party A, the operation shall be completed by party B at party B’s account; party A shall provide the related access assistance.

   (3) Party A must guarantee the ownership and copyright of the provided products, in case of any copyright dispute, the violator shall assume all responsibilities, new technology and the like intellectual property right developed and used by each party in cooperation shall be owned by both parties, if the concerned copyright technology needs to be grant to any third party for using, writing application shall be submitted and treated through negotiation.

   (4) Party A shall be responsible for construction and maintenance, the customer ordering relation shall be owned by party A.

   (5) When party A undertake operation access, network commissioning, system connecting and charging verification and operation analysis, party A shall have right to require party B to provide unconditional assistance;

   5.3 Regarding system construction, which mainly includes product development and function optimization, system development and integration maintenance, construction and maintenance of customer interface and back-stage management platform, network commissioning and support, charging and charging verification, party A shall have right to undertake verification and supervision on the maintenance work of party B:

   (1) With respect to equipment installation, system commissioning, customer maintenance, hotline customer service, comprehensive technical support, party A shall have right to supervise party B;

   (2) Party A shall have right to transfer various user consultation and complaints that is not caused by party A’s network communication issue to party B for treatment, and supervise party B to well settle customer complaints;

   (3) For necessary compensation to customer due to reason of “New School Communication System”, it shall be assumed by both party A and B based on respective responsibility;

   (4) For communication wire fault directly caused by party A’s equipments or wires, party A shall assume all responsibilities arisen.

   (5) Party A shall have right to propose, based on market exploration needs, information type, form and information updating and the like needs of “New School Communication System”, after negotiation by both party A and B, party B shall be responsible for completing it;

   (6) Party A shall have right to verify and adopt the content provided and formed by party B;

   (7) For value adding information content that needs to be introduced from third party, it shall be treated through negotiation by both party A and B, and finally confirmed and enforced by party A.

   6. Party A shall have right to implement, based on party B’s operation support circumstance of “New School Communication System” in current month, evaluation on party B (for more details of evaluation content, please refer to attachment 3 “Operation Evaluation and Appraisal Table of New School Communication System”), the evaluation score of current month shall be submitted to party B for confirmation. Party A may adjust the operation cut/payment amount to party B based on the evaluation score as confirmed by both parties.

   7. Party A shall have obligation to comply with the Education Law the laws and regulations, administrative rules and management rules issued by local education bureau. If there is any article of the agreement conflict with management rule of local education bureau, the management rule shall prevail.

III. Party B’s rights and obligations

   1. Both party A and B shall be obliged to guarantee their respective legal qualification of operation. They are obliged to provide authentic and reliable credit certificate, operation license, information source, bank account and the like material related to normal operation. For any economic loss arisen to both parties of cooperation, the violator shall be obliged to assume all responsibilities.

   2. During the valid period of contract, party B shall have right to use free of charge “New School Communication System” operation platform data (including mobile phone number, and customized data by parents and customers) and the related software copyright as authorized by party A. party B shall not, in any manner or for any reason, transfer or sell it to any third party, or use or implement in any other district, the equipment input by party B must meet party A’s equipment access standard, party B shall have the ownership of such equipment.

   3. Regarding the operation management, terminal equipment and customer service of “New School Communication System”, party B shall have rights and obligations as follows:

   3.1 In operation and management of “New School Communication System”, party B shall be mainly responsible for implementation of:

   3.1.1 In information operation of “New School Communication System”, party B shall be responsible for maintenance and upgrading of valuation information and value adding information, both party A and B shall have obligation of approving the information content and ensuring it to meet the concerned laws and regulations:

   (1) Party B must, based on circumstance of education filed, develop parents information needs study, collect or buy industrial or individual information that is necessary for use of “New School Communication System”;

   (2) Party B shall be responsible for, based on customer needs and system circumstances, treating the information, forming content that include but not limited to short message, WAP and the like platform, making operation package to provide end user with value adding service, the content of which shall be approved and adopted by party A, the information content of operation package shall be owned and managed by party B;

   (3) Party B shall be responsible for, based on operation needs and party A’s needs, continuously updating the information of “New School Communication System”, ensuring its practicability and accuracy;

   (4) Both party A and B shall comply with the concerned policies, regulations and decrees of national telecommunication and internet, guarantee that the information content provided respectively will not violate the concerned national laws, regulations and policies;

   (5) With respect to the industrial and public information or customers’ internal operation information that need to be published through party A’s information platform, both party A and B shall verify before implementation;

   (6) Party B needs to develop a information security filtering system to filter the information content provided to users (including the information content user edited through party B’s website), so as to avoid any unhealthy or illegal information;

   (7) Party B needs to increase the volume of information based on customer needs, and guarantee that each user receives no less than 10 valuable information in each month

   3.1.2 Regarding marketing promotion of “New School Communication System”: party B shall mainly responsible for developing public relation with schools, channel exploration and product promotion:

   (1) Party B shall be responsible for promotional activities, customer public relation and its maintenance, activity enforcement and the like line promotion;

   (2) Party B shall be responsible for operation promotion and product promotion in all the middle schools and primary schools in the Chancheng District, Nanhai District, Sanshui District and Gaoming District of Foshan City, and use party A’s company name and Logo on the provided “New School Communication System” services;

   (3) Party B shall use its own social and public relation resources to undertake customer exploration and relation maintenance work, assist party B to develop public relation activities with schools, government authorities and the concerned functional departments, and undertake promotion works on common customers;

   (4) Party B shall be responsible for assist customers to settle the “New School Communication System” operation on the channels of customers and party A;

   (5) Party B shall establish teams based on operation needs, appoint two staffs on each sub-district, who shall be responsible for operation promotion, customer training, public relation maintenance and periodical examination work, and ensure customer to expertly use the system;

   (6) Party B shall have right to jointly form the promotion plan of “New School Communication System” and organize promotional activities with party A;

   (7) Party B shall be responsible for entering operation using agreements with schools and parents, and enter the detailed information of students who use the “New School Communication System” into the system, and submit, on the 26th day of every month, the concerned agreements and other documents (original) signed by customers to the project principal of party A;

   3.1.3 Regarding operation support of “New School Communication System”, party B shall be responsible for the implementation of system commissioning, system and equipment maintenance and upgrading;

   (1) To ensure the steady development of “New School Communication System” operation, party B is obliged to unconditionally connect the operation auxiliary system to party A’s “New School Communication System” provincial level application system and the customer side; unless party B reaches confidentiality agreement with any third party.

   (2) Party B shall be responsible for assisting party A in operation system performance test and charging verification, so as to ensure the stability and reliability of the operation of “New School Communication System”, and have the obligation to unconditionally assist party A in developing the concerned testing and verification work;

   (3) Party B shall have the obligation to, based on the market circumstance, explore demand, propose suggestions on product and function optimization, system upgrading and secondary development, after passing through negotiation by both party A and B, party B shall be responsible for completing the concerned information product module, and continuously completing and optimizing operation and product performance based on using circumstances;

   (4) Due to operation management needs of party A, and involving system upgrading and secondary development, party B shall have obligation to unconditionally provide necessary assistance;

   (5) Party B must guarantee to have the ownership and copyright of the provided products, in case of any dispute, the violator shall assume all responsibilities, new technology and the like intellectual property right developed and used by each party in cooperation shall be owned by both parties, if the concerned copyright technology needs to be grant to any third party for using, writing application shall be submitted and treated through negotiation.

   3.2 Regarding terminal equipment of “New School Communication System”, party B shall be mainly responsible for:

   (1) Party B shall be responsible for investing, installing and maintaining school attendance card reader intelligent terminal (including home phone and others) at schools that sign the contract, the selection must comply with the unified standard of Guangdong Mobile (the concerned equipment supplier must be certified by the provincial Mobile company), and provide card reading equipment and physical cards according to the standard configuration of party A, the basic configuration shall be one card reader for 200 people, and one home phone for 500 people, the coverage ratio of intelligent card shall be 1:1;

   (2) Party B shall limit the investment activities mentioned in the (8) item of the article in the form of contract attachment, and provide detailed investment progress plan and arrangement;

   (3) Party B shall print intelligent cards based on the layout design determined by both parties, and input each student data into the intelligent cards, party B shall distribute the cards after completed. The physical cards shall comply with the standard of Construction Ministry, and use the IC card S70 and CPU;

   (4) Party B shall be responsible for card replacement and forming of intelligent cards for new students, party B shall not charge students/parents cost for making the cards, but may properly charge the expense for replacing cards;

   (5) Based on the principle of voluntary users, while providing users with service, party B shall inform users in advance, and make sure that users accept the service price, content and means, and then provide users with information service based on their needs and in quality and timely manner.

   3.3 Regarding customer service of “New School Communication System”:

   (1) Party B shall be responsible for entering the schools that opened the operation to undertake installation and commissioning of the “New School Communication System” information terminal equipment and system, so as to ensure the ordinary use by customers.

   (2) Party B shall be responsible for provide, based on operation requirements, technician visiting service or distant consultation services, so as to solve the technical problems of customers in using the “New School Communication System”;

   (3) Party B shall be responsible for undertaking various forms of customer visiting and relation maintenance, extending and ensuring the period of product and enhancing customer satisfaction;

   (4) Party B shall implement the 7*24 hours maintenance system (including holidays), ensure the normal function of system, and undertake periodical examination and maintenance on the system, form routine and monthly inspection table and keep record. Besides, party B shall provide 7*24 hours hotline to receive consultation, operation settlement and complaint treatment of users on “New School Communication System”, and correctly instruct customers in using the system;

   (5) Party B shall be responsible for assisting party A in dealing with major service complaints transferred from media, government departments and other key social departments;

   (6) Party B shall be responsible for dealing with user consultation and complaints produced in the operation that are not caused by party A’s network and communication, and establish effective and smooth complaint channel, so as to enable party A’s service staffs to take the concerned consultation and complaints;

   (7) With respect to complaints due to material input, material management, material confidentiality, operation forming, operation fee, information content control and other aspects, both party A and B have the obligation to make explanation and settlement with end users;

   (8) Party B shall classify the faults based on the possible influence and severity of the system fault, the response time for ordinary fault shall be limited in 30 minutes, the response time for severe fault shall be limited to 15 minutes, if any severe fault can’t be fixed in 20 minutes, the situation shall be reported to party A’s maintaining staff and its superior director.

   4. Party B shall have the obligation to accept the operation support work evaluation by party A on the operation of “New School Communication System” (for more information of evaluation content, please refer to attachment 3 “The Evaluation Score Table of New School Communication System), party B shall have the right to propose to party A in rechecking the evaluation score of current month.

   5. Party B’s rights

   5.1 Party B shall have rights to require party A to provide the technology and information as necessary for developing the operation, party A must provide it as required in three working days, or else if it cause delay of operation, party A shall assume the responsibility for breach of contract to party B and assume the loss caused to party B.

   5.2 The intelligent copy right of software or patent provided by party B or independently developed in the operation shall be owned by party B, and for those party A use free of change during the cooperation period, party A shall protect the ownership of party B’s intelligent property rights, and shall not transfer it to any third party.

   5.3 In case party B sign the same or similar cooperation agreement to the operation with local education bureau, party A shall have the obligation to, through friendly negotiation, coordinate the operation promotion strategies of other partners (in the period as agreed by both party A and B) for the operation. Meanwhile, party B shall have the obligation to maintain party A’s existing charged users to Jan 1, 2009 (determined by the effective certificate of charging issued by party A).

   5.4 In order to avoid vicious competition between different partners in the same school, for any school that is successfully explored by party B, party A shall coordinate other partners in the district to skip the school (for any school in the district that is successfully explored by other partner, party B also couldn’t explore), the standards for successful exploration are:

   ①Signing school agreement, however, if it fails to receive 50% of students receipts in three months after signing the school agreement, and fails to implement the construction project of home phone, attendance machine and intelligent cards based on party A’s standards, the school may be explored by other partner in the district.

   ②The school receives 50% of student receipts, however, it fails to, in three months after receiving the receipts, sign school agreement and implement the construction project of home phone, attendance machine and intelligent cards based on party A’s standards, the school may be explored by other partner in the district.

IV. Operation payment and expense settlement

   1. Adjustment could be made based on market change and responsibilities of both parties in different stages of operation, considering the two parts of one-time marketing and ordinary work, the adjustment period shall be temporarily determined as three years.

   1.1 Notes for operation charging

   (1) Charging of operation shall be collectively made by the system platform of party A; the months of charging shall be 12 months.

   (2) The schools and parents who opened the “New School Communication System” may enjoy certain period of free trail experience, the period of trail shall not exceed three months, the detailed period shall be determined by party B and the school based on the degree of acceptance of parents;

   (3) For schools that are in free trial experience period, party A shall not charge, nor make cut or subsidy to party B;

   (4) For schools that are officially charged, party A shall charge users for the incurred information service fee of “New School Communication System”, the actual income shall be owned by party A as the realized revenue of the project, and party A shall pay party B the operation cut based on the operation cut standard.

   1.2 Payment standard of operation cut: service payment settlement amount per month = actually received amount of the operation of current month*settlement proportion*evaluation coefficient.

   1.3 Notes regarding payment of operation cut:

   (1) The service information fee of “New School Communication System” shall be RMB 10 Yuan per month. If there is any adjustment involving operation system division and operation upgrading, the enforced fee shall be adjusted in accordance with the concerned regulations of superior company;

   (2) The foresaid communication fee paid by user shall be fully owned by party A;

   (3) The foresaid fee includes invoice tax;

   (4) The cut shall be made on actually incurred operation fee on monthly basis;

   (5) The evaluation coefficient shall be calculated based on the evaluation result of every month

   2. All the data of party A shall subject to the effective users of the system, the effective users are defined as the users being charged in the “New School Communication System”.

   3. The information fee actually charged by party A shall subject to the record material of deducted fee as checked by the both parties.

   4. The settlement month shall be one month after the actual occurrence of debt.

   5. The time starting to calculating the settlement shall be next month to the month signing the contract, the time for terminating settlement shall be the next month the month terminating the contract. If both parties terminate cooperation or change cooperation model during the period, then the settlement shall be terminated since the date determining the suspension or change.

   6. Party A shall undertake, prior to the 10th day of every month (settlement month), comprehensive score based on party B’s working performance in last month (for more details, please refer to attachment 3: Evaluation Score Table of New School Communication System), and undertake evaluation on party B based on the resulted score. The score table shall be formed by the evaluation management standard as recognized by both parties, which may be adjusted in each quarter through negotiation.

   7. Party A shall settle with party B based on the cut ratio in the method of service payment, the settlement amount shall be calculated based on the following formula: settlement amount=actually received amount*settlement ratio*evaluation coefficient.

   8. The actually received amount means the amount actually received by party A, which not include the fee unable to be received due to customer overdue, shutdown, abnormal status, free of charge, party A’s cost subsidy (confirmed by both party A and B).

   9. On the 10th day of each month (settlement month), both parties shall check the actually received information service fee data of last month, if there is no mistake, the settlement shall be made before the 25th day of each month (settlement month).

   10. If both parties have dispute on the data of information service fee, under any error less than 5%, party A’s data shall prevail; if any error reaches or exceeds 5%, both party A and B shall recheck, define reason and reasonably solve it based on actual circumstance.

V. Settlement proportion

   1. Regarding operation cut, based on the current rights and obligations of both parties, the maximum cut ratio shall be 5:5 (party A: party B). meanwhile, according to the market demand of operation, with both parties’ interests guaranteed, after friendly negotiation by both parties, third party besides party A and B may be introduced in to implement marketing promotion and the like operation. Based on the principles of complementary advantages, mutual benefits, fair cooperation and dynamic adjustability, both parties agree to adjust the concerned cut ratio in every three years and based on the change of rights and responsibilities of both parties.

   2. The settlement amount shall be calculated based on the following formula:

   2.1 The actually received amount of the project*settlement proportion*evaluation coefficient. The evaluation coefficient shall be determined by the evaluation score, if the score is no less than 90 points, the evaluation coefficient shall be 1; if the score is lower than 90 points, the calculation formula of evaluation coefficient shall be actual score/90. if the actual score is lower than 60 points, the amount of current month shall not be settled (which means the settlement amount of current month shall be 0 Yuan); (the evaluation standard shall be limited based attachment 3: the product partner evaluation management of “New School Communication System”).

   2.2 The service payment party A made to party B shall be based on the actual responsibilities of party B, including equipment investment of “New School Communication System” (attendance machine, home phone, intelligent card, etc), customized development of “New School Communication System”, operation promotion of “New School Communication System”, equipment maintenance work, operation training, etc. In case party B fails to perform the obligations based on the requirements of operation commitment as supplemented in the form of contract attachment, the cut settlement shall not be made (for commitment of the first year of contract, please refer to attachment 4, those of the second and third years shall be defined in the form of supplementary contract).

   2.3 During cooperation period, if party B undertakes the same or similar operation to the contract with other telecommunication operator in Foshan region, no settlement cut will be made.

VI. Agreement of confidentiality

   1. Both party A and B shall have the responsibility to keep confidential of all user material received through the cooperation.

   2. During the cooperation process, regarding any exclusive information that is obtained from one party to the other party (disclosing party), or any information developed, created, discovered or known to the disclosing party, or transferred to the disclosing party, or have commercial value to the disclosing party, including but not limited to any trade secrete, computer program, design technology, idea, exclusive technology, process, data, operation and product development plan, customer information and other information related to the operation of disclosing party, or confidential information the disclosing party received from other source; shall be owned by the information disclosing party, without prior consents in writing from the disclosing party, the other party shall keep any exclusive information confidential, and shall not use or disclose to any one or entity about the foresaid exclusive information, unless it is necessary to do so for fulfilling obligation under the agreement.

   3. Both party A and B shall have confidential obligation on the content of the cooperation and the agreement. Without prior consent in writing from one party, the other party shall not disclose the detailed content of the cooperation and the agreement to any third party.

VII. Responsibility for breach of contract

   1. If the agreement is unable to be fulfilled due to breach of the agreement by any party, the agreement could be terminated in advance through friendly negotiation by both parties.

   2. Both parties shall make most efforts to implement the agreement based on the agreement and the agreed time frame and the concerned requirements as agreed in detailed tasks, but no party shall assume the responsibility that is unable to be fulfilled due to delay incurred by majeure force; the foresaid majeure force includes but not limited to postal or other communication delay, industrial dispute, fire or accident, government act or natural disaster or other majeure force factor. In case of foresaid majeure force situation, both party A and B shall make most efforts to re-determine time table for the already delayed work, but shall not assume responsibility to each other for the delay. The party that encounter the foresaid majeure force event shall immediately inform the other party in writing about the event, and propose in 15 days the detailed information and the reason for unable to fulfilling the agreement, unable to fully fulfilling the agreement, or needs to extend, and provide an effective proof document issued by government department. Based on the affected degree to the fulfillment of the agreement, both parties shall negotiate and determine if continue to fulfill the agreement or terminate the agreement.

   3. In case breach of contract by any party cause negative social influence or economic loss to the other party, then the party keeping the agreement shall have right to claim responsibility to the other party, to require elimination of ill effects, make the concerned economic compensation, and have the right to terminate the agreement.

   4. In case each data support time provided by party A to party B is delayed due to major policy adjustment by the government or change of company structure, party A shall not assume any responsibility of compensation, and party B shall not be responsible for the incurred delay of project.

   5. Any complaint and claim caused by non-network problem shall be classified based on responsibility, for those falling into party B’s extent of responsibility, party B shall assume all responsibilities; for any loss caused to party A, party B shall be responsible for compensation.

   6. Any complaint and claim caused by network problem shall be classified based on responsibility, for those falling into party A’s extent of responsibility, party A shall assume all responsibilities; for any loss caused to party B, party A shall be responsible for compensation.

   7. In case party A fails to pay party B the concerned payment in the period as regulated in the agreement, and no agreement is made after negotiation by both parties, party B shall have right to claim responsibility for breach of contract by party A, and require party A to pay penalty that is equal to 0.03% of payment amount per day.

   8. In case party B violate the agreement by developing same or similar operation to the contract with other telecommunication operators in Foshan region, party A shall have right to claim the responsibility for breach of contract to party B and require party B to return 100% of the paid amount, and require party B to pay penalty that is equal to 0.03% of the payment per day.

   9. Before the agreement is signed, if party B already undertake same or similar operation to the contract with other telecommunication operators in Foshan region, party B and B shall friendly negotiate and determine solving measure and sign the concerned supplementary contract.

VIII. Dispute and its settlement

   1. Negotiation

   In case of any dispute relating to the agreement and the related project task, or any of its attachments in its effect, interpretation or enforcement, both parties shall firstly solve it through friendly negotiation, if such dispute is not solved in 10 days after one party send the other party the request for negotiation, then any party may file litigation based on the agreement.

   2. Litigation
   Any party of the agreement may propose any dispute relating to the agreement and detailed project task to the local people’s court of party A.

IX. Modification and termination of agreement

   1. In case of any following circumstances, party A shall have right to require party B to correct immediately, if it is very severe, party A shall have right to immediately terminate the cooperation between the two parties and reserve the right for claim.

   1.1 The operation content provided by party B violate the concerned policy, regulation and decree on national telecommunication and internet information;

   1.2 Party B provides party A with fake credit certificate, business license, information source and bank account;

   1.3 During the cooperation period, party B has other serious fraud act;

   1.4 Party B has same or similar operation to the agreement with other telecommunication operator in Foshan region.

   2. During the cooperation period, both parties agree to use the operation management regulation and the concerned customer service management regulation party A formed for the Monternet as the supplementary attachment to the agreement. In case any article of the agreement is in conflict with the management rule, it shall be in accordance with the management rule. Both party A and B agree to renegotiate on the conflict article and sign supplementary agreement.

   3. The agreement shall apply to the laws of the People’s Republic of China.

   4. For any matter not mentioned in the agreement, both party A and B shall make friendly negotiation and supplement in writing form. The supplementary agreement shall have equal effect with the agreement.

   5. The agreement shall come into effect since the date when both party A and B sign and seal, the valid period shall be from   to   (three years); if no party propose to terminate the agreement in 30 days before the agreement expires, then the agreement shall be automatically extended for one year (under the same condition, party A shall firstly consider to continue the agreement with party B)

   6. The agreement and its attachment shall have four copies of same form, party A shall hold three copies and party B shall hold one copy with equal legal effect.
                        (no text hereafter)

Party A: China Mobile Communications Corporation (Guangdong) Co., Ltd Foshan Branch

Address:

Signature of party A’s principal:

Seal:

October 25, 2008

Party B: Foshan Wanzhi Electron S&T Co., Ltd

Address:

Signature of party A’s principal: Huang Wenquan

Seal:

October 29, 2008